Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and 333-123505 on Form S-3 of our report dated February 29, 2008, relating to the financial statements of Asbury Automotive Group, Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 on January 1, 2007) and the effectiveness of Asbury Automotive Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Asbury Automotive Group, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 29, 2008